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                                                                    Exhibit 12.1

                         Avalon Cable of Michigan LLC
                         ----------------------------
                      Computation of Ratio of Earnings to
                                 Fixed Charges

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                                                             For the period from                For the
                                                            June 2, 1998 (inception)          three months
                                                           through December 31, 1998      ended March 31, 1999
                                                           -------------------------      --------------------
Pre-Tax income (loss) from continuing operations                       (615)                          (274)
                                                               ============                   ============

Adjustments to net income (loss)
--------------------------------
Interest Expense                                                      4,537                          8,246
Rent Expense                                                             43                            250
                                                               ------------                   ------------
   Total Fixed Charges                                                4,580                          8,496
                                                               ============                   ============

Income from operations plus Fixed Charges                             3,965                          8,222
                                                               ------------                   ------------

Ratio of earnings to fixed charges                                       --                             --
Amount of the deficiency of earnings to fixed charges                   615                            274
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